EXHIBIT (E)(4)

           SCHEDULE OF FUNDS UNDER NORTH TRACK DISTRIBUTION AGREEMENT

                                 SCHEDULE A TO
                             DISTRIBUTION AGREEMENT

                               NORTH TRACK FUNDS
                               -----------------

1.   S&P 100 Plus Fund
2.   Achievers Fund
3.   PSE Tech 100 Index Fund
4.   Managed Growth Fund
5.   Cash Reserve Fund
6.   Dow Jones U.S. Health Care 100 Plus Fund
7.   Dow Jones U.S. Financial 100 Plus Fund